EXHIBIT 5

LAW OFFICES
Silver, Freedman & Taff, L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

1700 WISCONSIN AVENUE, N.W.
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502
WWW.SFTLAW.COM

December 12, 2005

Board of Directors
Heritage Financial Group
310 West Oglethorpe Boulevard
Albany, Georgia 31701

Members of the Board:

              We have acted as counsel to Heritage Financial Group (the "Corporation") in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 370,371 shares of the Corporation's common stock, par value $.01 per share (the "Shares"), and an indeterminate amount of interests (the "Plan Interests") in the Heritage Financial Group Employees' Savings & Profit Sharing Plan (the "Plan"). It is our understanding and we have assumed for purposes of this opinion that the shares are not original issuance securities but are purchased by the Plan trustee (the "Trustee") on the open market.

              In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and related documents, the Corporation's charter and bylaws, resolutions of the Corporation's Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

              Based upon the foregoing, it is our opinion that:
  Provided that the original issuances by the Company of the Shares which are purchased by the Trustee on the open market have been duly authorized by the Company's board of directors and such Shares have been fully paid for by the persons to whom such Shares are issued, then such Shares will have been validly issued, fully paid and non-assessable upon such issuances, and will, after being purchased by the Trustee on the open market, continue to be validly issued, fully paid and non-assessable.

  The Plan interests, when issued, delivered and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.
              We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours, /s/ Silver, Freedman & Taff, L.L.P. SILVER, FREEDMAN & TAFF, L.L.P.